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Exhibit 11 - Statement of Earnings (Loss) Per Share Computation.

                              Year Ended June 30,

                                               1996                      1997

Weighted average number of
Common shares outstanding                  14,908,904                20,984,381
                                          =====================================

Net Loss                                  $(2,451,697)              $(3,120,712)

Cumulative Preferred Dividends            $  (954,300)              $(1,243,295)
                                          --------------------------------------

Loss Applicable to Common Shares          $(3,405,997)              $(4,364,007)
                                          ======================================
Loss Per Common Share                     $      (.23)              $      (.21)
                                          ======================================


Note: No exercise of stock options, purchase rights, stock purchase warrants, or conversion of Preferred Stock and cumulative preferred dividends was assumed because the exercise of such securities would be anti-dilutive.